                           SURFNET MEDIA GROUP, INC.
             2245 W. UNIVERSITY DR., SUITE 9, TEMPE, ARIZONA 85281
                     VOICE: 877.311.9474 FAX: 480.557.0627

October 20, 2003

Robert N. Vohra, Esq.
908 King Street
Alexandria, VA 22314

Dear Mr. Vohra:

This letter agreement will confirm the basis upon which SurfNet Media Group,
Inc. has engaged you on a nonexclusive basis to provide advisory services that may lead to the receipt of an investment commitment pursuant to which an accredited investor agrees to invest in SurfNet on terms and conditions acceptable to SurfNet.

Section 1. Services to be Rendered.

You agree to perform the following financial advisory and investment banking services:

(a) Familiarize yourself to the extent you deem appropriate and feasible with the business, operations, properties, financial condition and prospects of
    SurfNet;

(b) Assist SurfNet in identifying and evaluating candidates for a potential investment in SurfNet;

(c) Introduce potential candidates which you and SurfNet believe to be appropriate for a potential investment. In rendering such services, you may meet with representatives of such candidates and provide such representatives with such information about SurfNet as may be appropriate, subject to customary business confidentiality;

(d) Advise and assist SurfNet in considering the desirability of effecting a investment, and, if SurfNet believes such a investment to be desirable, in developing a general negotiating strategy for accomplishing an investment;

(e) Advise and assist SurfNet in the course of your negotiation of an investment and will participate in such negotiations.

Robert N. Vohra, Esq.
October 20, 2003

SurfNet will furnish you such information as you reasonably request in connection with the performance of your services hereunder (all such information so furnished is referred to herein as the "Information"). SurfNet understands and agrees that you, in performing your services hereunder, will use and rely upon the Information as well as publicly available information regarding SurfNet and that you do not assume responsibility for independent verification of any information, whether publicly available or otherwise furnished to you, concerning SurfNet, including, without limitation, any financial information, forecasts or projections, considered by you in connection with the rendering of your services. Accordingly, you will be entitled to assume and rely upon the accuracy and completeness of all such information and are not required to conduct a physical inspection of any of the properties or assets, or to prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities, of SurfNet. With respect to any financial forecasts and projections made available to you by SurfNet and used by you in your analysis, you will be entitled to assume that such forecasts and projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SurfNet as to the matters covered thereby.

Section 2. Investment.

You will use your best efforts to obtain an investment commitment pursuant to which an accredited investor agrees to invest up to $200,000 in SurfNet on terms reasonably acceptable to SurfNet.

Section 3. Fees.

You will be compensated for your services hereunder through the receipt by you within two (2) weeks following the closing of the investment of that number of shares of SurfNet common stock equal to ten percent (10%) of the common stock that the accredited investor acquires from SurfNet in accordance with this agreement.

Section 4. Expenses.

You will be responsible for your own expenses in connection with any actual or proposed investment.

Section 5. Scope of Responsibility.

Neither you nor any of your affiliates (nor any of their respective control persons, directors, officers, employees or agents) will be liable to SurfNet or to any other person claiming through SurfNet for any claim, loss, damage, liability, cost or expense suffered by SurfNet or any such other person arising out of or related to your engagement hereunder except for a claim, loss or expense arising primarily out of or based upon any action or failure to act by you, other than an action or failure to act undertaken at the request or with the consent of SurfNet, that is found in a final judicial determination (or settlement tantamount thereto) to constitute bad faith, willful misconduct or gross negligence on your part.

Robert N. Vohra, Esq.
October 20, 2003

Section 6. Termination of Engagement.

Your engagement hereunder may be terminated by either SurfNet or you at any time, with or without cause, upon written notice to that effect to the other party; provided, however, that you will be entitled to your full fee under
Section 2 hereof in the event that (i) at any time prior to the expiration of twelve (12) months after such termination by SurfNet, a investment is consummated with a party which contacted SurfNet or was contacted by SurfNet or you on behalf of SurfNet (provided such party is not an existing shareholder of
SurfNet) during the course of this engagement pursuant to the terms of this
Agreement; or (ii) SurfNet enters into an agreement during the term of this
Agreement which contemplates a investment and such investment is consummated within twelve (12) months after termination with a party that contacted SurfNet or was contacted by SurfNet or you on behalf of SurfNet during the course of this engagement pursuant to the terms of this Agreement.

Section 7. Governing Law: Jurisdiction.

This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to the conflicts of law provisions thereof.
Any right to trial by jury with respect to any claim, action, suit or proceeding arising out of this Agreement or any of the matters contemplated hereby is waived.

Section 8. Conflict of Interest.

SurfNet waives any conflict of interest associated with an investment by any person or organization that has previously engaged you to represent them as an attorney.

Section 9. Independent Contractor.

Your role is that of an independent contractor. You are not an employee, agent, partner, co-venturer or controlling person of SurfNet, and you have no power to enter into any agreement on behalf of, or otherwise bind SurfNet.

Section 12. Miscellaneous.

Nothing in this Agreement is intended to obligate or commit you or any of your affiliates to provide any services other than as set out above. This Agreement may be executed in two or more counterparts, all of which together will be considered a single instrument. This Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings (both written and oral)
of the parties hereto with respect to the subject matter hereof, and cannot be amended or otherwise modified except in writing executed by the parties hereto.
The provisions hereof will inure to the benefit of and be binding upon the successors and assigns of SurfNet. You may not assign your obligations or rights pursuant to this Agreement without the prior written consent of SurfNet.

Robert N. Vohra, Esq.
October 20, 2003

If you are in agreement with the foregoing, please sign and return the attached copy of this Agreement, whereupon this Agreement will become effective as of the date hereof.

SURFNET MEDIA GROUP, INC.

         /s/ Robert D. Arkin
By:      ______________________________
         Robert D. Arkin
         Chairman

Accepted and agreed:

/s/ Robert N. Vohra
Robert N. Vohra